                                                                      EXHIBIT 11

                              SERVICE EXPERTS, INC.

                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                 Three Months Ended        Nine Months Ended
                                    September 30,            September 30,
                                  1996         1997        1996         1997
                                 ------      -------      ------      -------
                                    (Unaudited)               (Unaudited)
                                    (In thousands, except per share data)
Net income                      $1,513      $ 4,749      $1,635      $11,515
Average shares outstanding       5,455       14,759       3,252       14,005
Net effect of dilutive
  stock options based
  on the treasury stock
  method using average
  market price                      --          173          --          147
                                ------      -------      ------      -------
Weighted average shares          5,455       14,932       3,252       14,152
                                ------      -------      ------      -------
Net income per common
  share                         $ 0.28      $  0.32      $ 0.50      $  0.81
                                ======      =======      ======      =======


                                                                              16